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                                                                    Exhibit 21.1



           LIST OF SUBSIDIARIES OF PHYSIO-CONTROL INTERNATIONAL CORPORATION
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    The following is a list of the entities that are wholly owned subsidiaries of Physio-Control International Corporation, a Washington corporation. If indented, the entity is a wholly owned subsidiary of the entity under which it is listed unless otherwise noted, The entities listed below all do business under the name "Physio-Control".

                                                      Jurisdiction of
         Name of Organization                           Organization
         --------------------                         ----------------
Physio-Control Corporation                            Washington

    Physio-Control International Sales Corporation    Barbados
    Physio-Control GmbH                               Germany
    Physio-Control Netherlands Services B.V.          Netherlands
    Physio-Control  s.r.o.                            The Czech Republic
    Corporation Physio-Controle Canada                Canada
    Physio-Control UK Limited                         United Kingdom
    Physio-Control Hungaria Kft.                      Hungary
    Physio-Control Poland,  Sp.zo.o.                  Poland
    Physio-Control Italia, s.r.l.(1)                  Italy
    Physio-Control Medizintechnik Handels,            Austria
    GmbH

Physio-Control Manufacturing Corporation              Washington

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1  Two percent of the outstanding common stock is owned by Physio-Control
   Netherlands Services B.V.